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                               FINANCING AGREEMENT

                                   dated as of
                                  June 28, 2001

                                      among

                          ARCHIBALD CANDY CORPORATION,
                                       and
                              SWEET FACTORY, INC.,
                                as the Companies,

                     THE LENDING INSTITUTIONS NAMED THEREIN,
                                   as Lenders,

                                       and

                      THE CIT GROUP/BUSINESS CREDIT, INC.,
                                  as the Agent


                              ---------------------

                                SECOND AMENDMENT
                              AND WAIVER AGREEMENT

                                   dated as of
                                November 14, 2001
                              ---------------------

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                      SECOND AMENDMENT AND WAIVER AGREEMENT

     This SECOND AMENDMENT AND WAIVER AGREEMENT, dated as of November 14, 2001 (this "Amendment"), is among ARCHIBALD CANDY CORPORATION, an Illinois corporation ("ARCHIBALD"), SWEET FACTORY, INC., a Delaware corporation ("SWEET FACTORY" and together with Archibald, collectively, the "COMPANIES" and, individually, "COMPANY"), the Lenders parties to the Financing Agreement, as hereinafter defined, and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, as the Agent for the Lenders under the Financing Agreement (in such capacity, the "AGENT").

     PRELIMINARY STATEMENTS:

     (1) The Companies, the Lenders and the Agent entered into the Financing Agreement, dated as of June 28, 2001 (as amended and as the same may from time be further amended, restated or otherwise modified, the "FINANCING AGREEMENT"; unless otherwise defined herein the terms defined therein are used herein as so defined).

     (2) On November 15, 2001, the SF Companies, as hereinafter defined, are filing voluntary petitions with the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Cases, the "BANKRUPTCY COURT") initiating certain cases under Chapter 11 of the United States Bankruptcy Code (the "CASES") and continuing in the possession of their respective businesses.

     (3) By virtue of the commencement of the Cases, the Companies, the Agent and the Lenders desire to modify certain terms and provisions of the Financing Agreement, including, without limitation, preventing Sweet Factory from requesting and/or receiving any Revolving Loans or Letters of Credit under the Financing Agreement, all as more fully set forth below.

     NOW, THEREFORE, the parties hereby agree as follows:

     SECTION 1. AMENDMENTS, AFFIRMATIONS AND WAIVERS.

     1.1. NO ADDITIONAL REVOLVING LOANS OR LETTERS OF CREDIT. The Companies, the Agent and the Lenders hereby agree that, on and after the date of this Amendment and notwithstanding anything in the Financing Agreement to the contrary, Sweet Factory shall not request any additional Revolving Loans or Letters of Credit, the Lenders shall not be obligated to make any further Revolving Loans to Sweet Factory, and the Agent shall not be obligated to assist Sweet Factory in obtaining any further Letters of Credit.

     1.2. WAIVER AND ACKNOWLEDGMENT OF BANKRUPTCY CLAIM. Upon the execution of this Amendment by the Companies, the Agent and the Lenders and the satisfaction of the conditions set forth in Section 4 hereof, the Agent and the Lenders waive the Events of Default that would arise under Section 10.1(c)(i) of the Financing Agreement as a result of the SF

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Companies commencing the Cases (the "SF Bankruptcy Defaults"). Each SF Company
acknowledges and agrees that, notwithstanding the foregoing waiver of the SF Bankruptcy Defaults, its obligations under the Financing Agreement shall be accelerated and the Agent and the Lenders shall have a matured claim against each SF Company under the Bankruptcy Code with respect to such obligations.

     1.3. AMENDMENT TO DEFINITIONS. Section 1.1 of the Financing Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

          AVAILABILITY shall mean the amount by which (a) the Revolving Line of Credit exceeds (b) the sum of (i) the amount of all Revolving Loans then outstanding, PLUS (ii) the undrawn face amount of all outstanding Letters of Credit, PLUS (iii) the amount of the Availability Reserve.

          BORROWING BASE shall mean, at any time, (a) 85% of the outstanding Eligible Accounts Receivable as set forth in the most recent report of Archibald and Canadian Subsidiary under Section 7.8(d), PLUS (b) the lesser of (i) 60% of the aggregate value of the Eligible Special Inventory, valued at the lower of cost or market on a first in, first out basis, as set forth in the most recent report of Archibald under Section 7.8(d), and (ii) $17,500,000, PLUS (c) the Real Estate Sublimit, MINUS (d) the Overadvance, as defined in the Post-Petition Credit Agreement, in effect from time to time.

          CONSOLIDATED shall mean the resultant consolidation of the financial statements of Archibald and its Subsidiaries (other than the SF Companies) in accordance with GAAP.

          CONSOLIDATED NET CASH FLOW shall mean, for any period, on a Consolidated basis and in accordance with GAAP, (a) Consolidated EBITDA, MINUS (b)(i) accrued and paid Consolidated Interest Expense, (ii) Capital Expenditures, (iii) cash expenditures for taxes, (iv) scheduled principal payments on Indebtedness (other than payments on Revolving Loans), and (v) cash expenditures relating to the payment by Archibald of any dividend permitted hereunder, PLUS (c) all noncash charges arising as a result of the Cases.

          DEFAULT RATE OF INTEREST shall mean a rate of interest equal to 2.00% greater than the interest rate accruing on the Obligations pursuant to
     Section 8.1 hereof, which the Agent and the Lenders shall be entitled to charge the Companies in the manner set forth in Section 8.2 of this Financing Agreement.

          ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of Trade Accounts Receivable of Archibald and Canadian Subsidiary that are subject to a valid, exclusive and first priority (subject to Permitted Encumbrances) and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable judgment, LESS, without duplication, the sum of:

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          (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), PLUS

          (b) reserves for Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which Archibald or Canadian Subsidiary, as the case may be, has complied to the Agent's satisfaction with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation; (ii) foreign sales, other than sales (x) which otherwise comply with all of the other criteria for eligibility hereunder and are secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada; (iii) Delinquent Accounts; (iv) contra accounts; (v) sales to any Subsidiary (direct or indirect) of a Credit Party, or to any entity otherwise affiliated with a Credit Party or with any shareholder, parent or Subsidiary (direct or indirect) of a Credit Party in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if 50% or more of the aggregate dollar amount of all outstanding invoices to such customer are Delinquent Accounts; (ix) sales to any customer and/or its affiliates to the extent such sales exceed 30% or more of all Eligible Accounts Receivable, other than such customers listed on SCHEDULE 1.1(D) attached hereto (which schedule may be replaced from time to time by the Agent in its reasonable discretion upon notice to the Companies or by the Companies upon the prior written consent of the Agent and requiring no other action or amendment hereunder); (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States or Canadian currency; PLUS

          (c) reserves equal to an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; PLUS

          (d) reserves established for any other reasons deemed necessary by the Agent in its reasonable business judgment, including, without limitation, reasons that are customary either in the commercial finance industry or in the lending practices of the Agent.

          ELIGIBLE INVENTORY shall mean the gross amount of Inventory of Archibald and Canadian Subsidiary that is subject to a valid, exclusive and first priority (subject to Permitted Encumbrances) and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to the Agent in its reasonable business judgment, LESS, without duplication, (a) work-in-process, (b) supplies (other than raw materials and supplies that form part of finished goods),
     (c) Inventory not present in the United States of America or Canada, (d) Inventory returned or rejected by the customers

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     of Archibald or Canadian Subsidiary (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the suppliers of Archibald or Canadian Subsidiary, (e) Inventory in transit to third parties (other than Archibald's agents or warehouses), and (f) the amount of any reserve against Inventory established by the Agent in its reasonable discretion, including without limitation reserves for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

          LOAN DOCUMENTS shall mean this Financing Agreement, each Guaranty, each of the Security Documents, each blocked account agreement, each Credit Card Agreement, all documentation relating to each Letter of Credit, the Participation Agreement, the other closing documents executed by the Companies and any other ancillary loan and security agreements executed by the Companies from time to time in connection with this Financing Agreement, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

          MATERIAL ADVERSE EFFECT shall mean a material adverse effect on either
     (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Continuing Credit Parties taken as a whole, (b) the ability of the Continuing Credit Parties to perform their respective obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of Archibald, (c) the value of the Collateral taken as a whole or (d) the ability of Agent or the Lenders to enforce the Obligations or its rights and remedies under this Financing Agreement or any of the other Loan Documents.

          OBLIGATIONS shall mean: (a) all loans and advances made by the Agent and the Lenders to the Companies or to others for the account of the Companies (including, without limitation, all Revolving Loans and all payments made by the Agent, on behalf of the Lenders, with respect to Letters of Credit) in connection with this Financing Agreement; and (b) any and all other indebtedness, obligations and liabilities which may be owed by the Companies to the Agent or any Lender and arising out of, or incurred in connection with, this Financing Agreement, the Post-Petition Guaranty, or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by the Companies from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of the assets or property of each of the Companies or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) any Company is liable to the Agent or any Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise.

          PERMITTED ENCUMBRANCES shall mean: (a) the liens existing on the date hereof set forth on SCHEDULE 1.1(A) attached hereto; (b) Purchase Money Liens; (c) liens of landlords and liens of carriers, warehousemen, processors, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for

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     amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP); (d) pledges or deposits made (and the liens thereon) in the ordinary course of business of the Companies (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and performance, release and appeal bonds) in connection with workers' compensation, unemployment insurance, old age pensions and other types of social security benefits or to secure the performance of tenders, bids, fee and expense arrangements, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) municipal and zoning restrictions and ordinances, easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, rights of way, licenses, covenants, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by the Companies of the respective business or property so encumbered and (ii) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; (f) liens granted to the Agent, for the benefit of the Lenders, by the Credit Parties; (g) liens of judgment creditors provided such liens do not exceed $500,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of the Agent); (h) liens for Taxes not yet due and payable (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP), but only if such liens (i) are not (other than with respect to Real Estate) senior to the liens granted by the Credit Parties to the Agent, for the benefit of the Lenders, or (ii) do not secure taxes owed to the United States of America or any department thereof, or to any State authority if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America, as further set forth in Section 7.6 hereof; (i) liens granted by Archibald or its Subsidiaries in connection with the Indenture; (j) Permitted Liens, as defined in the respective Mortgages; (k) leases or subleases granted to others not interfering in any material respect with the business of any Credit Party; (l) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the uniform commercial code of banks or other financial institutions where Companies or any of their Subsidiaries maintain deposits in the ordinary course of business; (m) liens arising with respect to equipment of a Company or any of their respective Subsidiaries in connection with Operating Leases relating to such equipment; (n) liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; (o) liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and
     (p) the Post-Petition Liens.

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          PERMITTED INDEBTEDNESS shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) the Indebtedness of Archibald under the Notes in an original principal amount not to exceed $170,000,000; (f) other Indebtedness existing on the date of execution of this Financing Agreement and listed on SCHEDULE 1.1(B) attached hereto; (g) loans and advances permitted pursuant to Section 7.10(i) hereof; (h) unsecured Indebtedness of the Credit Parties in an aggregate amount, together with the guaranties permitted under Section 7.10(f)(ix) hereof, not to exceed $500,000 at any time; (i) the Post-Petition Obligations; and (j) the guaranties permitted under Section 7.10(f)(x) hereof.

          REVOLVING LINE OF CREDIT shall mean the commitments of the Lenders to make Revolving Loans and assist in the issuance of Letters of Credit in an aggregate amount equal to the lesser of (a) $30,000,000 and (b) the Borrowing Base.

          REVOLVING LOAN ACCOUNT shall have the meaning provided for in Section
     3.7 of this Financing Agreement.

          SECURITY DOCUMENTS shall mean each Security Agreement, the Canadian Hypothec, each Mortgage, each Pledge Agreement, each UCC financing statement (or Canadian PPSA filing) executed in connection therewith or securing any interest created in any of the foregoing documents, and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

     1.4. NEW DEFINITIONS. Section 1.1 of the Financing Agreement is hereby amended to add the following new definitions thereto:

          BANKRUPTCY CODE shall mean the United States Bankruptcy Code, 11 U.S.C. Sections 101-1334, as amended and in effect from time to time.

          CANADIAN HYPOTHEC shall mean the Hypothec of Movable Property, dated as of June 28, 2001, and executed by the Canadian Subsidiary in favor of the Agent in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

          CASES shall mean the cases under Chapter 11 of the Bankruptcy Code to be filed by the SF Companies, as debtors and debtors-in-possession, in the United States Bankruptcy Court for the District of Delaware.

          CONTINUING CREDIT PARTY(IES) shall mean each Credit Party other than any Credit Party that is an SF Company.

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          FINAL ORDER shall mean the Final Order, as defined in the
     Post-Petition Credit Agreement.

          INTERIM ORDER shall mean the Interim Order, as defined in the Post-Petition Credit Agreement.

          PARTICIPANTS shall mean each of the Participants, as defined in the Participation Agreement, under the Participation Agreement.

          PARTICIPATION AGREEMENT shall mean the Participation Agreement, dated as of October 3, 2001, among the Agent, the Lenders and the Participants, as the same may from time to time be amended, restated or otherwise modified.

          POST-PETITION COLLATERAL shall mean the Collateral, as defined in the Post-Petition Credit Agreement.

          POST-PETITION CREDIT AGREEMENT shall mean the Post-Petition Credit, Security and Guaranty Agreement among Sweet Factory, SF Parent, SF Properties, SF Candy and Post-Petition Lender, dated as of November 15, 2001, as the same may from time to time be amended, restated or otherwise modified.

          POST-PETITION GUARANTY shall mean the Guaranty of Payment, dated as of November 15, 2001, executed and delivered by Archibald to Post-Petition Lender, as the same may from time to time be amended, waived or otherwise modified.

          POST-PETITION LENDER shall mean the Lender, as defined in the Post-Petition Credit Agreement.

          POST-PETITION LIENS shall mean all security interests in, and mortgages and other liens on, the real and/or personal property of any Credit Party granted to secure the Post-Petition Obligations.

          POST-PETITION LOANS shall mean the Revolving Loans, as defined in the Post-Petition Credit Agreement.

          POST-PETITION OBLIGATIONS shall mean the Obligations, as defined in the Post-Petition Credit Agreement.

          SF CANDY shall mean SF Candy Company, a Delaware corporation, together with its successors and assigns.

          SF COMPANY(IES) shall mean Sweet Factory, SF Parent, SF Properties and SF Candy.

          SF PARENT shall mean Sweet Factory Group, Inc., a Delaware corporation, together with its successors and assigns.

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          SF PROPERTIES shall mean SF Properties, Inc., a Delaware corporation, together with its successors and assigns.

     1.5. AMENDMENT TO CONDITIONS TO REVOLVING LOANS AND LETTERS OF CREDIT.
Section 2.2 of the Financing Agreement is hereby amended (a) to delete the reference to "CIT" in the last paragraph thereof and to insert in place thereof the words "the Agent" and (b) to delete subsection (b) therefrom and to insert in place thereof the following:

          (b) All representations and warranties made by the Companies in this Financing Agreement shall be true and correct in all material respects, provided such representations and warranties shall not be applicable to any of the SF Companies from and after the commencement of the Cases; and

     1.6. AMENDMENT TO COLLECTION ACCOUNT AND DEPOSITORY ACCOUNT REQUIREMENTS.
Section 3.5 of the Financing Agreement shall be amended to add the following sentence at the end thereof:

          Notwithstanding any of the foregoing or anything to the contrary in this Agreement, this Section 3.5 and the requirements set forth herein or elsewhere in this Agreement relating to the subject matter hereof shall be subject to the terms of the Post-Petition Credit Agreement.

     1.7. AMENDMENT TO PREPAYMENT SECTION. Section 3.10 of the Financing Agreement is hereby amended to delete the last sentence from the first paragraph thereof and to add the following paragraph thereto:

          Notwithstanding anything herein to the contrary, the Companies shall not request any Revolving Loan or use the proceeds of any Revolving Loan, directly or indirectly, to make the scheduled interest payment on the Notes due on January 1 of each year.

     1.8. AMENDMENT TO ADD A NEW PREPAYMENT PROVISION. Section 3 of the Financing Agreement is hereby amended to add the following Section 3.13 thereto:

          3.13 In no event shall the aggregate outstanding amount of Revolving Loans exceed (a) (i) $16,000,000 on December 21, 2001 through December 25, 2001, (ii) $4,000,000 on December 26, 2001 through December 30, 2001, and
     (iii) $0.00 on December 31, 2001 through the date that Archibald makes the scheduled interest payment on the Notes due on January 1, 2002; (b) (i) $15,000,000 on January 31, 2002, (ii) $10,000,000 on February 28, 2002,
     (iii) $5,000,000 on (A) March 31, 2002, (B) April 30, 2002, and (C) May 31,
     2002, (iv) $5,400,000 on June 30, 2002, (v) $18,000,000 on July 31, 2002,
     (vi) $20,400,000 on August 31, 2002, (vii) $24,300,000 on September 30,
     2002, (viii) $27,200,000 on October 31, 2002, and (ix) $27,000,000 on
     November 30, 2002; and (c) $0.00 on December 31, 2002, and on December 31 of each year thereafter, through the date that Archibald makes the scheduled interest payment on the Notes due on January 1 of such year. If the aggregate amount of Revolving Loans then outstanding shall exceed the amounts set forth in subsection (a), (b) or (c) hereof (each, a "CLEAN-

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     DOWN PREPAYMENT AMOUNT") on the respective dates set forth therein,
     Archibald shall immediately make a prepayment of the Revolving Loans then outstanding in an amount equal to the applicable Clean-Down Prepayment Amount.

     1.9. AMENDMENT TO SECURITY INTEREST PROVISIONS. Sections 6.1 and 6.6 of the Financing Agreement are hereby amended and restated in their entirety as follows:

          6.1 As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of such Company's present and hereafter acquired Collateral. In addition, to secure its obligations under the Post-Petition Guaranty, Archibald hereby pledges and grants to Post-Petition Lender a continuing general lien upon, and security interest in, all of Archibald's present and hereafter acquired Collateral. Archibald hereby authorizes The CIT Group/Business Credit, Inc. to file UCC financing statements to perfect its security interest in the Collateral of Archibald arising in connection with the Post-Petition Guaranty.

          6.6 Any reserves or balances to the credit of Archibald and any other property or assets of any of Archibald in the possession of the Agent may be (a) held by the Agent, for the benefit of the Lenders, as security for any Obligations or (b) held by the Agent in trust for the Post-Petition Lender as security for the Post-Petition Obligations, and applied in whole or partial satisfaction of the Obligations or the Post-Petition Obligations when due, in accordance with the terms of this Financing Agreement and the Post-Petition Credit Agreement. The liens and security interests granted herein and any other lien or security interest that the Agent may have in any other assets of Archibald shall secure payment and performance of all now existing and future Obligations or the Post-Petition Obligations. The Agent may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

     1.10. AMENDMENT TO REPRESENTATIONS, WARRANTIES AND COVENANTS. Section 7 of the Financing Agreement is hereby amended and restated in its entirety as follows:

     SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

          7.1 Archibald hereby warrants and represents and/or covenants that:
     (a) as of the date hereof, the fair value of each Continuing Credit Party's assets exceeds the book value of such Continuing Credit Party's liabilities; (b) as of the date hereof, each Continuing Credit Party is generally able to pay its debts as they become due and payable; (c) as of the date hereof, each Continuing Credit Party does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances; (d) all financial statements of any Credit Party heretofore furnished to the Agent present fairly, in all material respects, the financial condition of such Credit Party as of the date of such financial statements; (e) each Credit Party is a corporation, duly organized and validly existing under the laws of the State of its incorporation, and is qualified to do business in each State where the failure to so qualify would have a

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     Material Adverse Effect; (f) as of the Closing Date hereof, SCHEDULE 7.1 hereto correctly and completely sets forth the chief executive office of each of the Credit Parties, all of the Collateral locations and all trade names used by the Credit Parties; (g) the execution and delivery of this Financing Agreement by each Company and the consummation of the transactions contemplated hereby, do not violate any term, provision or covenant contained in the organizational documents of any Credit Party (such as the articles of incorporation, by-laws or operating agreement) or any term, provision, covenant or representation contained in any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which a Credit Party is a signatory or by which such Credit Party or any of such Credit Party's assets are bound; (h) except for the Permitted Encumbrances, the security interests granted to the Agent, for the benefit of the Lenders, herein constitute and shall at all times constitute first priority and exclusive liens on the Collateral;
     (i) except for the Permitted Encumbrances, the Continuing Credit Parties are or will be at the time additional Collateral is acquired by any of the Continuing Credit Parties, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (j) each Credit Party will at its expense forever warrant and, at the Agent's request, defend the Collateral from any and all claims and demands of any other person other than the Permitted Encumbrances; (k) no Credit Party will grant, create or permit to exist, any lien upon or security interest in the Collateral, or any Proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and (l) each Continuing Credit Party possesses all real and personal property and rights necessary to conduct its business as presently conducted.

          7.2 Each Continuing Credit Party shall maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require. Each Continuing Credit Party shall permit the Agent and/or its designated agents, accompanied by a single representative or agent of any Lender (at such Lender's expense), to enter upon such Continuing Credit Party's premises upon reasonable prior notice at any time during normal business hours, and from time to time (but unless an Event of Default shall have occurred, no more frequently than four times per fiscal year), in order to (a) examine and inspect the books and records of such Credit Party, and make copies thereof and make extracts therefrom, and (b) verify, inspect, appraise and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto.

          7.3 (a) From time to time upon the request of the Agent, but not more than once in any six-month period prior to the occurrence of an Event of Default (and as often as reasonably requested if an Event of Default has occurred and remains outstanding), Archibald agrees to provide to the Agent, at its sole cost and expense, an appraisal of such Archibald's Inventory in form and substance reasonably satisfactory to the Agent from Hilco or such other appraiser reasonably acceptable to the Agent.

          (b) As soon as possible but in any event no later than 90 days after the Closing Date, Archibald shall have provided to the Agent (at Archibald's expense) a summary real estate appraisal with respect to the Real Estate from an appraiser satisfactory to the Agent.

          (c) As soon as possible but in any event no later (unless the Agent, in its reasonable discretion upon consultation with the Environmental Consultants referred to below, agrees in writing to extend the time periods set forth herein with respect to any of the Real Estate) than, (i) 60 days after the Closing Date with respect to the Real Estate listed on SCHEDULE 7.3(A) hereto, (ii) 90 days after the Closing Date with respect to the Real Estate listed on SCHEDULE 7.3(B) hereto and (iii) 120 days after the Closing Date with respect to the Real Estate listed on SCHEDULE 7.3(C) hereto, Archibald shall have provided to the Agent (at Archibald's expense) environmental reports, in form and detail reasonably satisfactory to the Agent upon consultation with the Environmental Consultants referred to below, (each an "ENVIRONMENTAL REPORT"), performed by an environmental consulting firm or firms acceptable to the Agent in its sole discretion (each an "ENVIRONMENTAL CONSULTANT") with respect to such Real Estate, that determine, among other things, whether such Real Estate contains an underground storage tank ("UST") and whether any other environmental problem exists for which remediation is reasonably recommended by such Environmental Consultant.

          (d) As soon as possible but in any event no later than 60 days after the Closing Date, the Agent and the Title Insurance Company shall have received maps or plats of a perimeter or boundary of the site for all of the Real Estate dated a date reasonably satisfactory to the Agent and the Title Insurance Company (but in no event later than 60 days after the Closing Date) prepared by an independent professional licensed land surveyor reasonably satisfactory to the Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping ("SURVEYS"). Further, each Survey shall be certified to the Agent, for the benefit of the Lenders, and the Title Insurance Company, and contain a legend reciting as to whether or not the site is located in a flood zone.

          (e) If any of the Environmental Reports shall recommend remediation or the removal of an identified UST with respect to any of the Real Estate (each a "TAINTED PROPERTY") and Archibald chooses not to remediate the environmental problem or remove such identified UST, then an amount equal to 60% of the fair market value of such Tainted Property (as determined by the most recent appraisal of such Tainted Property) shall be excluded from the Real Estate Sublimit. If any of the Environmental Reports shall recommend remediation or the removal of an identified UST with respect to any of the Real Estate and Archibald chooses to remediate the environmental problem or remove the identified UST (such choice to be made by Archibald in a writing delivered to the Agent within seven Business Days after the receipt of the applicable Environmental Report), then (A) the Agent shall establish a reserve against Availability (a "REMEDIATION RESERVE") for the lesser of 60% of the fair market value of such Tainted Property (as determined by the most recent appraisal of such Tainted Property) or all estimated costs and expenses related to such remediation or removal efforts, (B) such Remediation Reserve shall remain in effect until such time as Archibald provides evidence in form and detail reasonably satisfactory to the Agent that such remediation or removal has been completed to the reasonable satisfaction of the Agent and (C) the General Environmental Reserve in effect at such time, if any, will be reduced on a dollar-for-dollar basis in the amount of such Remediation Reserve; PROVIDED that upon the release of such Remediation Reserve (or any part thereof) by the Agent, the General Environmental Reserve will increase at the option of the Agent, on a dollar-for-dollar basis in the amount of such release up to the maximum amount permitted for the General Environmental Reserve at such time (as set forth in the definition thereof). Unless Archibald provides the Agent with written notice of their intent to remediate the environmental problem or remove the identified UST described above within seven Business Days after the receipt of the applicable Environmental Report, Archibald shall be deemed to have chosen not to remediate the environmental problem or remove the identified UST.

          (f) If any of the Surveys of the Real Estate shall reflect an encumbrance that is not permitted hereunder, the Agent shall establish a reserve against Availability (a "SURVEY RESERVE") in a reasonable amount considering the scope and nature of the encumbrance, and any such Survey Reserve shall remain in effect until such time as Archibald shall provide to the Agent evidence in form and detail reasonably satisfactory to the Agent that such encumbrance has been removed from the Real Estate.

          7.4 Each Continuing Credit Party shall comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in its Collateral, subject only to the Permitted Encumbrances. Archibald hereby authorizes the Agent to file any financing statements covering the Collateral whether or not Archibald's signature appears thereon. Archibald agrees to do whatever the Agent reasonably may request from time to time, by way of (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (b) cooperating with the Agent's designated agents and employees, (c) keeping Collateral records, (d) transferring Proceeds of the Collateral to the Agent's possession in accordance with the terms hereof and (e) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Financing Agreement.

          7.5 (a) Each Continuing Credit Party shall maintain insurance on its Real Estate and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent (the "REQUIRED INSURANCE"). SCHEDULE 7.5 hereto sets forth, as of the Closing Date, all insurance policies, including the Required Insurance, carried by the Credit Parties and indicates in detail, with respect to each such insurance policy, the amount and type of coverage and the name of the insurance provider thereof (collectively, the "INSURANCE POLICIES") (it being agreed that the amounts, coverage and provider of such Insurance Policies are acceptable to the Agent based upon the business and properties of the Companies as of the Closing Date). All Insurance Policies to the extent covering the Real Estate and Inventory are, subject to the rights of any holders of Permitted

     Encumbrances holding claims senior to the Agent, to be made payable to the Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as the Agent may reasonably require to fully protect the interests of Agent and the Lenders in the Real Estate and Inventory and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent within 30 days after the Closing Date, premium prepaid, with the loss payable endorsement in favor of Agent, for the benefit of the Lenders, and shall provide for not less than 30 days prior written notice to the Agent of the exercise of any right of cancellation. Upon the occurrence of an Event of Default which is not waived, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or any of the Continuing Credit Parties, as applicable, to file claims under any insurance policies to the extent relating to the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder to the extent relating to the Collateral, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies to the extent relating to the Collateral.

          (b) Unless Archibald shall provide the Agent with evidence of the Required Insurance in the manner set forth in Section 7.5(a) above, the Agent may purchase insurance at the expense of Archibald to protect the interests of the Agent and the Lenders in the Collateral. The insurance purchased by the Agent may, but need not, protect the interests of Archibald in the Collateral, and therefore such insurance may not pay any claim that Archibald shall make or any claim which is made against Archibald in connection with the Collateral. Archibald may later request that the Agent cancel any insurance purchased by the Agent, but only after providing the Agent with satisfactory evidence that Archibald has the Required Insurance. If the Agent, on behalf of the Lenders, purchases insurance covering all or any portion of the Collateral, Archibald shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Agent may charge all of such costs, interest and other charges to either Revolving Loan Account. The costs of the premiums of any insurance purchased by the Agent may exceed the costs of insurance that Archibald may be able to purchase on its own. In the event that the Agent purchases insurance, the Agent will notify Archibald in writing of such purchase within 30 days after the date of such purchase. If, within 30 days of the date of such notice, Archibald shall provide the Agent with proof that Archibald had the Required Insurance as of the date on which the Agent purchased insurance AND Archibald has continued at all times thereafter to have the Required Insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Revolving Loan Account by the amount of all costs, interest and other charges associated with such insurance previously charged to such Revolving Loan Account.

          (c) (i) In the event of any loss or damage by condemnation, fire or other casualty, insurance proceeds relating to Inventory shall reduce the then outstanding aggregate principal balance of all Revolving Loans;

          (ii) In the event any part of the Real Estate is condemned or damaged by fire or other casualty and the insurance or condemnation proceeds for such condemnation, damage or other casualty (the "CASUALTY PROCEEDS") is less than or equal to $100,000, the Agent shall promptly apply such Casualty Proceeds to reduce the Revolving Loan.

          (iii) So long as no Event of Default shall have occurred and remain outstanding and the Casualty Proceeds are in excess of $100,000, Archibald may elect (by delivering written notice to the Agent) to replace, repair or restore such Real Estate to substantially the equivalent condition prior to such condemnation, fire or other casualty as set forth herein. If Archibald does not, or cannot, elect to use the Casualty Proceeds as set forth above,
     (A) the Real Estate Sublimit shall be reduced by an amount equal to 60% of the fair market value of such Real Estate, as set forth in the most recent appraisal with respect to such Real Estate, and (B), the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as the Agent reasonably may elect.

          (iv) If Archibald elects to use the Casualty Proceeds for the repair, replacement or restoration of any Real Estate, (x) proceeds of insurance on Real Estate will be applied to the reduction of the Revolving Loans and (y) the Agent may set up a reserve against Availability for an amount equal to the total amount set forth in the budget described below. The reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of the Real Estate and disbursements in connection therewith. Prior to the commencement of any restoration, repair or replacement of Real Estate, Archibald shall provide the Agent with a restoration plan and an estimated budget prepared by an independent third party experienced in construction costing. If there are insufficient Casualty Proceeds to cover the cost of restoration as so determined, Archibald shall be responsible for the amount of any such deficiency, and shall fund such deficiency prior before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional certificate of occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by Archibald. Upon completion, any remaining reserve as established hereunder will be automatically released.

          (v) Archibald agrees to pay any reasonable costs, fees or expenses that the Agent may reasonably incur in connection herewith.

          7.6 Each Continuing Credit Party shall pay, when due, all Taxes lawfully levied or assessed upon such Continuing Credit Party or its Collateral, including, without limitation, all sales taxes collected by such Continuing Credit Party on behalf of such Continuing Credit Party's customers in connection with sales of Inventory. If any Taxes remain unpaid after such date and the lien, if any, securing such Taxes is not a Permitted Encumbrance, then the Agent may, at its election and without curing any Event of Default that may arise as a result thereof, (a) establish an Availability Reserve in the amount of such Taxes or (b) pay such taxes on behalf of such Continuing Credit Party, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

          7.7 (a) Each Continuing Credit Party shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that such Continuing Credit Party may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent's reasonable opinion, materially and adversely effect the rights or priorities of the Agent and the Lenders in the Collateral of the Continuing Credit Parties.

          (b) Without limiting the generality of subsection(a) above, each Continuing Credit Party shall comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. Archibald hereby agrees to indemnify the Agent and the Lenders, and agrees to defend and hold the Agent and the Lenders harmless, from and against any and all loss, damage, claim, liability, injury or expense which the Agent or the Lenders may sustain or incur in connection with any claim or expense asserted against the Agent or the Lenders as a result of any environmental pollution, hazardous material or environmental clean-up of any Credit Party's owned or leased real property, or any claim or expense which results from such Credit Party's operations (including, but not limited to, such Credit Party's off-site disposal practices). This indemnification shall survive the termination of this Financing Agreement and the repayment of the Obligations. No Continuing Credit Party shall be deemed to have breached any provision of this Section 7.7 if (i) the failure to comply with the requirements of this
     Section 7.7 resulted from good faith error or innocent omission and (ii) the Continuing Credit Parties promptly commence and diligently pursue a cure of such breach.

          (c) Archibald represents and warrants to the Agent and the Lenders that (i) none of the operations of any Credit Party are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or any of such Credit Party's leased real property, (ii) except as disclosed in the Transaction Screen Process Environment Site Assessments delivered to the Agent prior to the Closing Date in connection with this Financing Agreement, no Credit Party has any known contingent liability with respect to any release of any environmental pollution or hazardous material, (iii) except as disclosed in the Transaction Screen Process Environment Site Assessments delivered to the Agent prior to the Closing

     Date in connection with this Financing Agreement, each Credit Party presently is in compliance with all environmental statutes, acts, rules, regulations or orders applicable to such Credit Party's owned or leased real property or the operation of such Credit Party's business, except where the failure to be in such compliance would not have a Material Adverse Effect, (iv) except as disclosed in the Transaction Screen Process Environment Site Assessments, no enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to any Credit Party, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or leased by such Credit Party, and (v) to such Credit Party's knowledge, each Credit Party has obtained and maintains all permits, approvals, authorizations and licenses, if any, required by applicable environmental statutes, acts, rules, regulations and orders, except where the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

          7.8 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, Archibald agrees that, unless the Agent and the Required Lenders shall have otherwise consented in writing, Archibald shall furnish:

          (a) to the Agent, upon the creation of Accounts of Archibald and Canadian Subsidiary and the purchase or acquisition of Inventory of Archibald and Canadian Subsidiary, solely for the Agent's convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory of Archibald and Canadian Subsidiary (in form and substance reasonably satisfactory to the Agent) as the Agent reasonably may request, including, without limitation, weekly schedules of Accounts of Archibald and Canadian Subsidiary and monthly schedules of Inventory of Archibald and Canadian Subsidiary, all in form and substance reasonably satisfactory to the Agent, and such other appropriate reports designating, identifying and describing Accounts and Inventory of Archibald and Canadian Subsidiary as the Agent reasonably may request, PROVIDED that the Agent may, from time to time upon reasonable notice, request schedules of Inventory of Archibald and Canadian Subsidiary more frequently;

          (b) to the Agent, upon the Agent's request, copies of agreements with, or purchase orders from, the customers of any of Archibald or Canadian Subsidiary, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral, all as the Agent reasonably may request;

          (c) (i) in the collateral schedules provided to the Agent pursuant to Sections 7.8(a) above, a disclosure of (x) all matters adversely affecting the value, enforceability or collectibility of the Accounts of Archibald and Canadian Subsidiary, (y) all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, (z) all matters adversely effecting the value of the Inventory of Archibald and Canadian Subsidiary in any material respect, all in such detail and format as the Agent reasonably may require, and (ii) as to any such matters with respect to the Accounts and/or the Inventory of Archibald and Canadian Subsidiary that may have a Material Adverse Effect, Archibald shall promptly notify the Agent;

          (d) to the Agent, in such detail as the Agent shall reasonably require, (i) at least once each week (but more frequently upon the Agent's reasonable request), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the president, treasurer or chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent), (ii) on or before the fifteenth (15th) day of each month, an aged trial balance of all Accounts of Archibald and Canadian Subsidiary existing as of the last day of the preceding month certified by the president, treasurer or the chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent), and (iii) on or before the thirtieth (30th) day of each month, a summary of Inventory of Archibald and Canadian Subsidiary as of the last day of the preceding month, certified by the president, treasurer or the chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent);

          (e) to the Agent and the Lenders, within 90 days after the end of each fiscal year of Archibald, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the close of such year, and statements of profit and loss and cash flow of Archibald for such year, audited by independent public accountants selected by Archibald and reasonably satisfactory to the Agent, together with the unqualified opinion of the accountants preparing such financial statements;

          (f) to the Agent and the Lenders, (i) within 30 days after the end of each month (other than such months in which a fiscal quarter or the fiscal year of Archibald ends), (ii) within 45 days after the end of each month in which a fiscal quarter of Archibald ends or (iii) within 90 days after the end of the month in which the fiscal year of Archibald ends, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such month, and statements of profit and loss and cash flow of Archibald for such month, together with a comparison to the same month of the prior fiscal year of Archibald, and for the period commencing on the first day of the current fiscal year through the end of such month, together with a comparison to the same year-to-date period for the previous year of Archibald, certified by the president, treasurer or chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent);

          (g) to the Agent and the Lenders prior to the beginning of each fiscal year of Archibald, monthly projections of the Consolidated Balance Sheet, Consolidating Balance Sheet, and the consolidated and consolidating statements of profits and loss and cash flow of Archibald, as well as projected Availability for such fiscal year;

          (h) to the Agent, prior written notice of any change in the location of any Collateral of the Continuing Credit Parties and any material change in type, quantity, quality or mix of the Inventory of Archibald and Canadian Subsidiary;

          (i) from time to time, such further information regarding the business affairs and financial condition of the Credit Parties as the Agent and the Lenders reasonably may request; and

          (j) to the Agent, as soon as practicable, and in any event within five Business Days after any Continuing Credit Party learns of the following, written notice to the Agent of (i) any material proceeding (including, without limitation, litigation, investigations, arbitration or governmental proceedings) being instituted or threatened to be instituted by or against such Continuing Credit Party in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (ii) notice that such Continuing Credit Party's operations are not in compliance with any material requirements of applicable law (with respect to each of CLAUSES (I) and (II) above, except for those proceedings, non-compliance and actions which do not have a reasonable likelihood of having a material adverse effect on either (A) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Continuing Credit Party or (B) the ability of such Continuing Credit Party to perform its obligations under this Financing Agreement or any other Loan Document) and (iii) any other event which could reasonably have a material adverse effect on either (A) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Continuing Credit Party or (B) the ability of such Continuing Credit Party's ability to perform its obligations under this Financing Agreement or any other Loan Document.

          Each financial statement that Archibald is required to submit pursuant to Sections 7.8(e) and 7.8(f) hereof must be accompanied by an officer's certificate, signed by the president, treasurer or chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent), as appropriate, pursuant to which such officer must certify that: (i) the financial statement(s) fairly and accurately present in all material respects the financial condition of Archibald at the end of the particular accounting period, as well as the operating results of Archibald during such accounting period, subject to year-end audit adjustments and in the case of monthly financial statements, the absence of footnotes; (ii) during the particular accounting period (x) there has occurred no Default or Event of Default under this Financing Agreement, or, if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate, and (y) Archibald has not received any notice of cancellation with respect to its property insurance policies; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

          The failure of Archibald to promptly deliver to the Agent any schedule, report, statement or other information set forth in this Section
     7.8 shall not affect, diminish, modify or otherwise limit the security interest of Agent, for the benefit of the Lenders, in the Collateral.

          7.9 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, Archibald agrees that, without the prior written consent of the Agent, except as otherwise herein provided, no Credit Party will, or will permit any Subsidiary, to make any payment or other distribution, whether in cash, property, securities or a combination thereof, to the holders of the Notes under the Indenture other than scheduled payments of interest and the principal payments due under the Notes on the date of the stated maturity of such Notes, which interest and principal payments shall be made in accordance with the Notes and the Indenture.

          7.10 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, Archibald agrees that, without the prior written consent of the Agent, except as otherwise herein provided, no Credit Party will, or will permit any Subsidiary, to:

          (a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

          (b) Incur or create any Indebtedness other than the Permitted Indebtedness;

          (c) Borrow any money on the security of the Collateral from sources other than (i) the Agent and the Lenders, or (ii) with respect to Sweet Factory, the Post-Petition Lender;

          (d) Sell, lease, assign, transfer or otherwise dispose of (i) any Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or any substantial part of its assets, if any, which do not constitute Collateral; PROVIDED, HOWEVER, that (i) the Companies and their Subsidiaries may sell, lease, assign, transfer or otherwise dispose of any equipment which is obsolete, worn-out or otherwise no longer used or useful in conduct of such Person's business and (ii) any Subsidiary of Archibald may transfer all of its property to a Company;

          (e) (i) Merge or consolidate with any other entity, PROVIDED, that any Subsidiary (other than Archibald) may be dissolved, liquidated, merged or consolidated with an into a Company, (ii) change its corporate name or principal place of business without at least thirty (30) days prior written notice to the Agent, (iii) change the form of its organization from for-profit corporation or organization or (iv) enter into or engage in any operation or activity materially different from that presently being conducted by the Credit Parties;

          (f) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business (ii) guarantees by the Credit Parties of the Obligations, (iii) guaranties by the

     Subsidiaries of Archibald of all the obligations under the Indenture and Notes, (v) guarantees and other obligations existing on the date hereof and listed on SCHEDULE 7.10(f), (vi) guarantees by any Company or any Subsidiary of any Company of capitalized lease obligations or purchase money indebtedness of any Company or any Subsidiary of any Company, provided that such obligations or indebtedness is otherwise permitted pursuant to the terms of this Financing Agreement, (vii) performance, surety, bid, appeal or similar bonds arising in the ordinary course of business (provided that the aggregate amount of such obligations do not exceed $1,000,000 in the aggregate), (viii) guarantees of any lease or other contractual obligation of a Company not constituting indebtedness for borrowed money entered into by another Company in the ordinary course of business, provided that such lease or other obligation is otherwise permitted pursuant to the terms of this Financing Agreement, (ix) unsecured guarantees that, combined with Indebtedness permitted pursuant to subpart
     (h) of the definition of Permitted Indebtedness, do not exceed $500,000 in the aggregate, and (x) guaranties by any of the Credit Parties of the Post-Petition Obligations under the Post-Petition Credit Agreement.

          (g) Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes, other than as follows:

          (i) the SF Companies may pay dividends to another SF Company or Archibald, as applicable;

          (ii) Archibald may pay dividends and make distributions to Parent,

          (iii) Archibald Canada may pay dividends and make distributions to Archibald;

          (iv) Archibald may pay dividends and distributions to Parent to fund Parent's payment of tax obligations under the Tax Sharing Agreement when due so long as (A) the funds so provided are legally available for such purpose and (B) such dividend does not exceed the amount of the tax liability of the Companies and the Subsidiary Guarantors if they were not consolidated with Parent;

          (v) Archibald may pay dividends and distributions to Parent to fund scheduled redemption payments with respect to the Preferred Stock when due so long as no Default or Event of Default has occurred and is continuing;

          (vi) Archibald may pay other dividends and distributions to Parent to fund scheduled payments of management fees under the Tax Sharing Agreement, so long as (a) such dividends do not exceed $500,000 in the aggregate in any twelve month period and (b) no Default or Event of Default has occurred and is continuing; and

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

          (vii) Archibald may pay dividends and distributions to Parent to allow Parent (A) to make payments required under the SAR Agreements and the Stock Option Plan provided that the aggregate amount of such dividends and/or distributions for such payments do not exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of the Companies, (B) to pay director's fees and expenses and other administrative obligations provided that the aggregate amount of such dividends and/or distributions for such payments do not exceed $150,000 in any fiscal year of the Companies, provided no Event of Default shall have occurred and is continuing, (C) to pay officer and director indemnity obligations, provided no Event of Default shall have occurred and is continuing, and (D) to pay compensation and/or consulting fees to Parent's Chairman and Chief Executive Officer in an aggregate amount not to exceed $52,000 in any fiscal year of the Companies, provided no Event of Default shall have occurred and is continuing.

          (h) (i) Create any new Subsidiary, or (ii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any Person.

          (i) Make any advance or loan to, or any investment in, any Person, other than (i) investments in Cash Equivalents, (ii) investments existing on the date hereof and described on SCHEDULE 7.10(i) hereto, (iii) investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, (iv) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, (v) loans to employees not exceeding $100,000 in the aggregate outstanding for all Persons at any one time, (vi) the existing intercompany loan from Archibald to Canadian Subsidiary for the purchase of Laura Secord, (vii) advances or loans by Parent, Archibald or Canadian Subsidiary to, and investments of Parent, Archibald or Canadian Subsidiary in, Parent, Archibald or Canadian Subsidiary, as the case may be, PROVIDED that working capital advances or loans by Archibald to Canadian Subsidiary shall not exceed $5,000,000 in the aggregate outstanding at any time, and (viii) the SF Companies may make loans, advances or investments to any other SF Company or Archibald.

          (j) Suffer or permit Consolidated EBITDA to be less than $28,000,000 as of the end of Archibald's fiscal quarter ending in February 2002 for the six month period ending on such date.

          7.11 Without the prior written consent of the Agent and the Required Lenders, no Credit Party will: (a) enter into any Operating Lease (other than with respect to real property leases) if after giving effect thereto the aggregate obligations with respect to all such Operating Leases for all of the Credit Parties during any fiscal year would exceed $1,000,000; (b) enter into any new Operating Lease with respect to real estate after the Closing Date if after giving effect thereto, the aggregate obligations with respect to such Operating Leases would exceed (i) $1,000,000 at the end of the fiscal year ending in August, 2002, (ii) $2,000,000 at the end of the fiscal year ending in August, 2003, (iii) $3,000,000 at the end of the fiscal year ending in August, 2004 and increasing as of the end of each fiscal year of the Companies thereafter by an amount equal to $1,000,000 for such fiscal year; or (c) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) if after giving effect thereto the aggregate obligations with respect to all such Capital Expenditures for all Continuing Credit Parties during any fiscal year would exceed:

          (i) $5,500,000 for the fiscal year ending August 31, 2001;
          (ii) $6,000,000 for the fiscal year ending August 31, 2002;
          (iii) $6,500,000 for the fiscal year ending August 31, 2003; and
          (iv) $7,500,000 for the fiscal year ending August 31, 2004 and for each fiscal year thereafter.

          7.12 Archibald shall not suffer or permit Consolidated Net Cash Flow, calculated for each of the periods set forth below, to be less than:

          (a) ($17,000,000) as of the end of the Archibald's fiscal year ending in August 2001 for the immediately preceding twelve-month period ending on such date;
          (b) ($4,500,000) as of the end of Archibald's fiscal quarter ending in November 2001 for the immediately preceding three-month period ending on such date;
          (c) $16,500,000 as of December 31, 2001, for the period commencing on the first day of Archibald's fiscal year commencing in August 2001 and ending on such date;
          (d) $14,500,000 as of the end of Archibald's fiscal quarter ending in February 2002 for the immediately preceding six-month period ending on such date;
          (e) $12,500,000 as of the end of Archibald's fiscal quarter ending in May 2002 for the immediately preceding nine-month period ending on such date; and
          (f) $1,000,000 as of the end of Archibald's fiscal quarter ending in August 2002, and increasing as of the end of each fiscal quarter of Archibald thereafter by an amount equal to $350,000 for each such fiscal quarter, in each case for the immediately preceding twelve-month period ending on such date.

          7.13 Archibald agrees to advise the Agent in writing of (a) all expenditures (actual or anticipated) in excess of $500,000 for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the affected working capital of any of the Credit Parties, and (b) any notices, together with copies of any such notices if so requested by the Agent, that any of the Credit Parties receive from any local, state or federal authority advising any of the Credit Parties of, (i) with respect to any of the Real Estate, any environmental liability (real or potential), and, (ii) with respect to any other real property owned or leased by a Credit Party, such environmental liability (real or potential) in excess of $25,000, in each case arising from the operations of any of the Credit Parties, or the premises, waste disposal practices or waste disposal sites used by any of the Credit Parties.

          7.14 Except as set forth on SCHEDULE 7.14 hereto, without the prior written consent of the Agent and the Required Lenders, no Credit Party shall enter into any transaction (other than any transaction between or among Archibald and any of its Subsidiaries), including, without limitation, any purchase, sale, lease, loan or exchange of property, with any person or entity affiliated with any of the Credit Parties or affiliated with any shareholder, parent or Subsidiary (direct or indirect) of any of the Credit Parties, unless such transaction otherwise complies with the provisions of this Financing Agreement and is on terms no less favorable to such Credit Party than the terms upon which such transaction would have been made had such transaction been made with a non-affiliate Person.

          7.15 The Obligations shall, and Archibald shall take all necessary action to ensure that the Obligations shall, at all times rank PARI PASSU with all Indebtedness under the Indenture.

          7.16 Archibald shall not suffer or permit, without the prior written consent of the Agent, (a) the Tax Sharing Agreement to be amended, supplemented or modified in any respect that would be adverse to the Agent or any of the Lenders or would increase the obligations of any Credit Party thereunder, or (b) the Indenture or any Note to be amended, supplemented or modified in any respect or refinanced, in whole or in part.

          7.17 At any time upon the acquisition of real property acquired by a Continuing Credit Party after the Closing Date, such Continuing Credit Party will (to the extent not in violation of the Indenture) (a) provide the Agent, for the benefit of the Lenders, with a first priority Lien (subject to Permitted Encumbrances) on such real property by executing and delivering a Mortgage with respect to such real property in form and substance satisfactory to the Agent and (b) if reasonably requested by the Agent given the nature of and past use of such property, deliver to the Agent a so called "Phase I" environmental report (and Phase II, if recommended or required by the applicable Phase I) with respect to such real property.

          7.18 As of the Closing Date, each Depository Account is listed on
     SCHEDULE 7.18(A), each lockbox is listed on SCHEDULE 7.18(B) and each Collection Account is listed on SCHEDULE 7.18(C), which schedules shall list for each account the account number, the financial institution and the address of such financial institution. Other than the Depository Accounts, the Collection Accounts and as listed on SCHEDULE 7.18(D), no Continuing Credit Party maintains a bank account or deposits funds with any other financial institution other than the Agent or a Lender. The Continuing Credit Parties have given instructions to each financial institution where a Depository Account is maintained to transfer all funds therein to a Collection Account on a daily basis.

          The Continuing Credit Parties shall maintain their cash management system as such system exists on the Closing Date or as such system may be modified by the terms of this Agreement. No Continuing Credit Party will withdraw funds from a Depository Account or instruct the financial institution where a Depository Account is maintained to transfer funds in such account anywhere other than a Collection Account on a daily basis. No Continuing Credit Party will open a Depository Account without notifying the financial institution where such Depository Account will be maintained of this Financing Agreement and instructing such financial institution to transfer all funds therein to a Collection Account on a daily basis. No Continuing Credit Party will open a lockbox other than in connection with a Collection Account. The Continuing Credit Parties shall promptly, and in any event not later than three days after the opening of any such new account or lockbox, notify the Agent in writing of the creation of any new account or lockbox. The Continuing Credit Parties shall promptly, and in any event not later than three days after the opening of any new Collection Account, notify the Agent in writing of the creation of such new account and shall at the time of such notice execute and deliver to the Agent a depository account notice and blocked account agreement, in each case as described in Section 2.1(o) hereof.

          The Continuing Credit Parties shall take all such actions as the Agent deems necessary or advisable to send all cash, all proceeds from the sale of Inventory, all proceeds from the collection of Accounts, and all other remittances and other proceeds of Collateral to the Agent's Bank Accounts in accordance with Section 3.5. From and after the Closing Date, the Continuing Credit Parties will take such actions as the Agent deems necessary or advisable to grant to the Agent control over the Depositary Accounts, the Collection Accounts and the funds therein.

          7.19 There are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Continuing Credit Party, or in respect of which any Continuing Credit Party may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Continuing Credit Party is a party or by which the property or assets of any Continuing Credit Party are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Continuing Credit Party, or threats of work stoppage, strike, or pending demands for collective bargaining, which, as to subsections (a) through (c) above, could reasonably be expected to have a Material Adverse Effect.

          7.20 Neither the Post-Petition Credit Agreement nor any of the Loan Documents, as defined in the Post-Petition Credit Agreement, shall be amended, waived, replaced or otherwise modified without the prior written consent of the Agent and the Lenders.

          7.21 Canadian Subsidiary shall use commercially reasonable efforts to deliver to the Agent, on or before December 31, 2001, a Credit Card Agreement, in form and substance satisfactory to the Agent, with respect to each credit card processor arrangement that exists between Canadian Subsidiary and a credit card processor, executed by Canadian Subsidiary and such credit card processor.

          7.22 On or before December 28, 2001, Archibald shall pay to the Agent, for the pro rata benefit of the Lenders, an amendment fee in the amount of $160,000 in connection with the Second Amendment and Waiver Agreement, dated as of November 14, 2001.

          7.23 On or prior to March 31, 2002, Archibald shall have (i) received not less than $5,000,000 in cash from an equity contribution from Parent or otherwise or (ii) completed a sale-leaseback (or a series of sale-leasebacks) of Archibald's owned real estate resulting in not less than $8,000,000 in net cash proceeds to Archibald, in each case on terms satisfactory to the Agent.

     1.10. AMENDMENT TO INTEREST AND LINE OF CREDIT FEE PAYMENT DATE. Section
8.1 of the Financing Agreement is hereby amended to replace the words "last day of each month" in the second line thereof and in subpart (ii) thereof with the words "first day of each month for the preceding month", and Section 8.5 of the Financing Agreement is hereby amended to replace the words "On the last day of each month" in the first line thereof with the words "On the first day of each month for the preceding month".

     1.11. AMENDMENT TO LIBOR AND APPLICATION PROVISIONS. Section 8.9 of the Financing Agreement shall be amended to add the words "On or after the LIBOR Trigger Date," to the beginning of subsection (a) thereto, and to add the words "but subject to the terms of the Post-Petition Credit Agreement with respect to the SF Companies" to the first sentence of subsection (b) thereto between the words "contrary," and "so".

     1.12. AMENDMENT TO EVENTS OF DEFAULT. Section 10.1 of the Financing Agreement is hereby amended and restated in its entirety as follows:

          10.1 Notwithstanding any other provision of this Financing Agreement to the contrary, the Required Lenders (acting through the Agent) may terminate this Financing Agreement immediately upon the occurrence of any of the following events (herein "EVENTS OF DEFAULT"):

          (a) cessation of the business of Archibald, Canadian Subsidiary or Parent;

          (b) the failure of Archibald, Canadian Subsidiary or Parent to generally meet its debts as those debts mature;

          (c) (i) the commencement by any Continuing Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Continuing Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of such Continuing Credit Party but only if such proceeding is not contested by such Continuing Credit Party within ten days and not dismissed and vacated within 30 days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by any Continuing Credit Party;

          (d) breach by Archibald of any warranty, representation or covenant contained herein (other than those referred to in Section 10.1(e) below), provided that such breach of any of the warranties, representations or covenants referred in this Section 10.1(d) shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to the satisfaction of the Agent and the Required Lenders for a period of 15 days from the date of such breach;

          (e) breach by Archibald of any warranty or representation or covenant contained in Sections 3.3, 3.4, 3.5, 3.6 and 3.13, Section 4, Sections 6.3,
     6.4 and 6.9 and Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10,
     7.11, 7.12, 7.13, 7.14, 7.15, 7.17, 7.18, 7.20, 7.22 or 7.23 of this
     Financing Agreement;

          (f) failure of Archibald to pay (i) the principal of any Revolving Loan when due and payable, (ii) the interest on any Revolving Loan or any fee or other Obligations hereunder when due and payable or within three Business Days thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

          (g) Archibald shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) incur any "accumulated funding deficiency" as defined in ERISA, (iii) incur any Reportable Event as defined in ERISA,
     (iv) terminate any Plan, as defined in ERISA or (v) engage in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA; and with respect to this Section 10.1(g) such event or condition (x) remains uncured for a period of 30 days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject Archibald to any tax, penalty or other liability having a Material Adverse Effect;

          (h) an event of default or a breach or failure to comply with the provisions of any of the other Loan Documents, the Post-Petition Credit Agreement or the Indenture (after giving effect to any applicable grace or cure period) shall occur under any of the other Loan Documents, the Post-Petition Credit Agreement or the Indenture other than an Event of Default described in (i) Section 10.1(n)(ii) through (vi) of the Post-Petition Credit Agreement arising solely as a result of any party (other than the Credit Parties) filing an application for an order with respect to any of the Cases seeking relief in an aggregate amount of less than $50,000, (ii) Section 10.1(s) of the Post-Petition Credit Agreement arising solely as a result of any party (other than the Credit Parties) filing an application for an order with respect to any of the Cases seeking a Super-Priority Claim, as defined in the Post-Petition Credit Agreement, in an aggregate amount of less than $50,000, and (iii) Section 10.1(x) of the Post-Petition Credit Agreement arising solely as a result of the commencement of an Avoidance Action, as defined in the Post-Petition Credit Agreement, in an aggregate amount of less than $50,000;

          (i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any Material Indebtedness Agreement;

          (j) a Change in Control shall have occurred;

          (k) any Guarantor shall terminate its Guaranty or deny that it has any liability thereunder, or any Guaranty shall be declared null and void and of no further force and effect (other than any disposition of any claim arising under the Guaranties of any of the SF Companies or any claim against Sweet Factory as a co-borrower under this Financing Agreement in connection with the Cases);

          (l) any condition or event (other than the filing of the Cases) that Agent or the Required Lenders determine could reasonably be expected to have a Material Adverse Effect;

          (m) the Companies do not have Availability of at least $15,000,000 on January 1 of each year;

          (n) the SF Companies shall not have filed the Cases (in a manner and pursuant to pleadings, orders, and procedures satisfactory to the Agent and each Lender) on November 15, 2001;

          (o) the Interim Order shall not have been entered and the Post-Petition Credit Agreement shall not have become effective on or before November 19, 2001;

          (p) the Final Order shall not have been entered by the earlier of (i) the date of expiration of the Interim Order, or (ii) December 31, 2001; or

          (q) an order with respect to any of the Cases shall be entered by the Bankruptcy Court, or any party shall file an application for an order with respect to any of the Cases seeking relief revoking, reversing or staying, the Interim Order or the Final Order in a manner adverse to Post-Petition Lender in its sole discretion.

     1.13. AMENDMENT TO REMEDIES AFTER AN EVENT OF DEFAULT. Section 10 of the Financing Agreement is hereby amended to add the following Section 10.4 thereto:

          10.4 Notwithstanding anything herein to the contrary, if an Event of Default shall have occurred and be continuing, and if the Agent shall have exercised its remedies hereunder to enforce its security interest in the Collateral of Archibald or any other Continuing Credit Party and apply the proceeds thereof to the Obligations and there shall have been any Collateral or any proceeds thereof remaining after application to the Obligations then outstanding ("Excess Collateral"), the Agent may, at its option, retain such Excess Collateral in trust for Post-Petition Lender as security for the guaranty of Archibald of the Post-Petition Obligations until the earlier of (a) such time as Post-Petition Lender shall apply such Excess Collateral to the payment of any Post-Petition Obligations then due or (b) all of the Post-Petition Obligations shall have been paid in full and the Post-Petition Credit Agreement shall have been terminated.

     1.14. AMENDMENT TO TERMINATION PROVISION. Section 11.1 of the Financing Agreement is hereby amended by amending and restating the last sentence thereof as follows:

          Upon payment in full of all Obligations and the Post-Petition Obligations and termination of this Financing Agreement and the Post-Petition Credit Agreement, the Agent and each Lender agrees promptly to release all liens and security interests granted to secure the Obligations and the Post-Petition Obligations, and to execute and deliver all lien releases and other instruments reasonably requested by the Companies to evidence such termination and lien release, all at Archibald's expense.

     1.15. AMENDMENT REGARDING FUTURE AMENDMENTS TO THE FINANCING AGREEMENT.
Section 12.2(c) of the Financing Agreement is hereby amended and restated as follows:

          (c) subject to Section 14.10 hereof, may be amended only by a writing signed by Archibald and the Required Lenders;

     1.16. AMENDMENT REGARDING INDEMNIFICATION. Section 12 of the Financing Agreement is hereby amended to add the following section 12.9 thereto:

          12.9 Each Company agrees to indemnify and hold harmless Agent and the Lenders and their respective directors, officers, employees, agents and affiliates (each an "INDEMNIFIED PARTY") from and against any and all expenses, losses, claims, damages and liabilities incurred by such Indemnified Party arising out of claims made by any Person in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Companies under this Section shall survive the termination of this Agreement and/or the payment of the Revolving Loans.

     1.17. MINOR AMENDMENTS. The Financing Agreement is hereby further amended as follows:

     (a) The reference to "Section 3.8" in the last sentence of Section 3.9 shall be deleted and replaced with the words "Section 3.10";

     (b) The reference to "Section 3.7" in the last sentence of Section 3.10 shall be deleted and replaced with the words "Section 3.9";

     (c) The reference to "Section 3.8" in the second to last sentence of
Section 4.1 shall be deleted and replaced with the words "Section 3.10";

     (d) The reference to "Section 3.8" in the last sentence of Section 4.2 shall be deleted and replaced with the words "Section 3.10";

     (e) The reference to "Section 8.3" in the last sentence of Section 5.2 shall be deleted and replaced with the words "Section 8.2";

     (f) The words "except as disclosed in the" shall be added to the beginning of Section 7.7(c)(iv);

     (g) The references to "Company" in Sections 8.6, 8.7 and 8.8 shall be deleted and replaced with the word "Archibald".

     (h) The reference to "Section 8.3" in Section 8.8 shall be deleted and replaced with the words "Section 8.2";

     (i) The reference to "CIT" in Section 10.2 shall be deleted and replaced with the words "the Agent";

     (j) The reference to "Line of Credit" in Section 13.9(i) shall be deleted and replaced with the words "Revolving Line of Credit"; and

     (k) The reference to "Line of Credit" in Section 14.10(a)(i) shall be deleted and replaced with the words "Revolving Line of Credit".

     SECTION 2. REPRESENTATIONS AND WARRANTIES.

     Archibald and, with respect to Section 2.1 hereof, Archibald and Sweet Factory, represents and warrants as follows:

     2.1. AUTHORIZATION AND VALIDITY OF AMENDMENT. This Amendment has been duly authorized by all necessary corporate action, has been duly executed and delivered by its duly authorized officer, and constitutes the valid and binding agreement of such Company, enforceable against such Company in accordance with its terms except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law or otherwise).

     2.2. REPRESENTATIONS AND WARRANTIES. After giving effect to this Amendment, the representations and warranties of the Continuing Credit Parties contained in the Financing Agreement or in the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties are hereby reaffirmed as true and correct in all material respects as of the date when made.

     2.3. NO EVENT OF DEFAULT. After giving effect to this Amendment, no Default or Event of Default will exist.

     2.4. NO CLAIMS. There is no claim or offset against, or defense or counterclaim to, any of its or any Subsidiary's obligations or liabilities under the Financing Agreement or any other Loan Document.

     SECTION 3. RATIFICATIONS.

     Except as expressly modified and superseded by this Amendment, the terms and provisions of the Financing Agreement (including without limitation the Overadvance Agreement and First Amendment to Financing Agreement dated October 3, 2001) are ratified and confirmed and shall continue in full force and effect.

     SECTION 4. CONDITIONS TO EFFECTIVENESS.

     The waiver and amendments set forth in Section 1 of this Amendment shall become effective upon the satisfaction of the following conditions precedent (except with respect to subsections (c) and (d) hereof):

     (a) after giving effect to the terms of this Amendment, other than the SF Bankruptcy Defaults, no other default or event of default shall exist under the Financing Agreement, any other Loan Document or the Indenture;

     (b) the Companies shall have caused each Guarantor to execute and deliver to the Agent the Guarantor Acknowledgment and Agreement, in the form of EXHIBIT A attached hereto;

     (c) on or before November 30, 2001, Archibald shall have delivered to the Agent amendments, in form and substance satisfactory to the Agent, to each Mortgage, extending the mortgage lien created therein to the Post-Petition Obligations;

     (d) on or before November 30, 2001, Archibald shall have delivered to the Agent a "date down" to each title policy issued in connection with each of the Mortgages and an endorsement to such title policies to extend coverage provided therein to Post-Petition Lender in connection with the Post-Petition Credit Agreement;

     (e) Archibald shall have established to the satisfaction of the Agent cash management arrangements for Archibald and Canadian Subsidiary, which cash management arrangements shall be satisfactory to the Agent, and, in furtherance, and not in limitation, of the foregoing, Archibald shall have delivered to the Agent (or, with respect to subpart (C) hereof, shall use commercially reasonable efforts to obtain) the following:

          (A) such lockbox agreements, in form and substance satisfactory to the Agent, as required by the Agent, executed by Archibald and Canadian Subsidiary, as applicable,

          (B) a blocked account agreement, in form and substance satisfactory to the Agent, with respect to each operating bank account of Archibald and Canadian Subsidairy, executed by Archibald and Canadian Subsidiary, as applicable, and such bank, and

          (C) a Credit Card Agreement, in form and substance satisfactory to the Agent, with respect to each credit card processor arrangement that exists between Archibald and

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

     Canadian Subsidiary, as applicable, and a credit card processor, executed by Archibald and Canadian Subsidiary, as applicable, and such credit card processor;

     (f) the Companies shall have delivered to the Agent an officer's certificate certifying the names of the officers of each Company and each Guarantor authorized to sign this Amendment and the Guarantor Acknowledgment and Agreement, as applicable, together with the true signatures of such officers and certified copies of the resolutions of the board of directors or executive committee of such Company or such Guarantor, evidencing approval of the execution and delivery of this Amendment and the Guarantor Acknowledgment and Agreement, as applicable;

     (g) the Companies shall have delivered to the Agent such opinions of counsel for the Companies and the Guarantors, in form and substance satisfactory to the Agent and as the Agent may deem necessary or appropriate;

     (h) Archibald shall have paid all reasonable legal fees and expenses of the Agent in connection with this Amendment and the documents executed in connection herewith; and

     (i) the Companies shall have provided such other items and shall have satisfied such other conditions as may be reasonably required by the Agent and the Lenders.

     SECTION 5. MISCELLANEOUS.

     5.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Agent or any Lender or any subsequent Revolving Loan or other extension of credit under the Financing Agreement shall affect the representations and warranties or the right of the Agent or any Lender to rely upon them.

     5.2. REFERENCE TO FINANCING AGREEMENT. The Financing Agreement and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Financing Agreement as amended hereby, are hereby amended so that any reference therein to the Financing Agreement shall mean a reference to the Financing Agreement as amended hereby.

     5.3. SEVERABILITY. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

     5.4. HEADINGS. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

     5.5. ENTIRE AGREEMENT. This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and

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

documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Financing Agreement. Except as set forth herein, the Financing Agreement shall remain in full force and effect and be unaffected hereby.

     5.6. COUNTERPARTS. This Amendment may be executed by the parties hereto separately in one or more counterparts and by facsimile signature, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

     5.7. WAIVER OF CLAIMS. Archibald, by signing below, hereby waives and releases the Agent and each of the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which Archibald is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

     5.8. APPLICABLE LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

                  [Remainder of page intentionally left blank.]

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     5.9. JURY TRIAL WAIVER. THE COMPANIES, THE AGENT AND THE LENDERS EACH
HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANIES HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

                                              ARCHIBALD CANDY
                                              CORPORATION

                                              By: /s/ Ted A. Shepherd
                                                 -------------------------------
                                              Name: Ted A. Shepherd
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                              SWEET FACTORY, INC.

                                              By: /s/ Ted A. Shepherd
                                                 -------------------------------
                                              Name: Ted A. Shepherd
                                                    ----------------------------
                                              Title: President
                                                     --------------------------

                                              THE CIT GROUP/BUSINESS
                                              CREDIT, INC., as the Agent and as
                                              a Lender

                                              By: /s/ Tom Karlov
                                                 -------------------------------
                                              Name: Tom Karlov
                                                    ----------------------------
                                              Title: Vice President
                                                     ---------------------------

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